EXHIBIT 21

Subsidiaries of the Registrant

Name of Subsidiaries	Jurisdiction of Incorporation
Acculogic Ltd	Delaware
Ambrell Corporation	Delaware
inTEST EMS LLC (a)	Delaware
inTEST Silicon Valley Corporation (a)	Delaware
Temptronic Corporation (b)	Delaware
Videology Imaging Corporation	Delaware
Acculogic Inc.	Ontario
Acculogic GmbH	Germany
Ambrell B.V.	Netherlands
Ambrell Limited	U.K.
inTEST PTE, Ltd.	Singapore
inTEST Thermal Solutions GmbH	Germany

(a)	Doing business as inTEST EMS.
(b)	Doing business as inTEST Thermal Solutions Corp.